Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated December 14, 2012 relating to the consolidated balance sheet of Starburst II, Inc. (a development stage company) as of October 5, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Merger Agreement and the Bond Purchase Agreement entered into among Sprint Nextel Corporation, SOFTBANK CORP, Starburst I, Inc., Starburst II, Inc., and Starburst III, Inc.) appearing in the Proxy Statement—Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Proxy Statement—Prospectus.

/s/ Deloitte & Touche LLP

February 4, 2013